Exhibit 99

For immediate release	Contact: Joseph Fitzgerald
July 26, 2002	(310) 449-3660

METRO-GOLDWYN-MAYER INC.’S BOARD APPROVES
TEN MILLION SHARE REPURCHASE PROGRAM

Santa Monica,CA—The Board of Directors of Metro-Goldwyn-Mayer Inc., (NYSE:MGM) today announced that it has approved a share repurchase program authorizing the Company to purchase up to 10,000,000 shares of its common stock. The purchases will be made from time to time in the open market, through block trades or otherwise, as market conditions warrant. MGM will finance the repurchase program from available cash on hand. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time to time without prior notice.

Commenting on the repurchase authorization, Alex Yemenidjian, Chairman and Chief Executive Officer, said: “Extraordinary market-wide conditions have placed a value on our stock that we believe is significantly below the intrinsic value of our assets. It is impossible for us to ignore the financial opportunity that the markets have created. We believe it is in the best interests of the Company to take advantage of this extraordinary opportunity by repurchasing stock, even though the repurchase plan may seem inconsistent with our existing long-term goal of increasing MGM’s public float.”

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Page 2—MGM Stock Repurchase Program

Tracinda Corporation has advised the Company that it will suspend its previously announced plan to purchase additional MGM shares pending completion or termination of the Company’s repurchase program.

Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures, television programming, home video, interactive media, music, and licensed merchandise. The Company owns the largest modern film library in the world, consisting of approximately 4,000 titles. Its operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive, and MGM Online.

In addition, MGM owns a 20 percent equity interest in four of Rainbow Media’s successful national cable networks—American Movie Classics (AMC), Bravo, The Independent Film Channel (IFC) and WE: Women’s Entertainment—and internationally has ownership interests in television channels reaching more than 40 countries around the globe. For more information on MGM, visit MGM Online at http://www.mgm.com.

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